Exhibit 99.1

Contact: Rob Skiba

Biopure Corporation

(617) 234-6500

IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE RECEIVES EXTENSION OF TIME TO REGAIN NASDAQ LISTING COMPLIANCE

CAMBRIDGE, Mass., December 30, 2008 – Biopure Corporation (Nasdaq: BPUR) announced today that it has received notice from The Nasdaq Stock Market stating that NASDAQ has again suspended enforcement of its minimum bid price and market value requirements for continued listing, thereby extending the Company’s time in which to gain compliance. Enforcement of these rules is scheduled to resume on Monday, April 20, 2009.

The Company estimates, based on the information received, that it now has until June 15, 2009, to regain compliance with the $1.00 minimum bid price requirement. If, at any time before that date the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company should be provided written notification that it complies with the Marketplace Rule.

Biopure Corporation

Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer—250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. On November 21, 2008, the Company announced that it had terminated most of its work force for financial reasons. Using its limited resources, the Company is developing Hemopure and is supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer—200 (bovine)], or HBOC-301, the only oxygen therapeutic approved for marketing by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold more than 200,000 units of Oxyglobin since its launch.

Statements in this release that are not strictly historical are forward-looking statements, including any statements implying that the Company will be able to achieve the minimum bid price of $1 to avoid delisting from Nasdaq. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, including its limited cash resources and need to raise additional capital to pursue its business, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, delays in clinical trials, and the other factors identified under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q filed on September 15, 2008, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.